THUNDER MOUNTAIN GOLD INC.
TSX-V: THM OTCQB: THMG	11770 W. President Dr., Ste. F Boise, Idaho 83713 phone: (208) 658-1037

NEWS RELEASE

Thunder Mountain Gold Announces Key Leadership Addition
Strengthening Exploration Team

Boise, Idaho - September 8, 2026 - Thunder Mountain Gold, Inc. (OTCQB: THMG; TSX-V: THM) (the "Company" or "Thunder Mountain Gold") today announced the appointment of Dr. Steven Osterberg as Senior Vice President of Exploration, effective immediately. The Company also announced that Ron Espell has stepped down as Chief Operating Officer.

Dr. Osterberg will lead Thunder Mountain Gold's exploration strategy, including target generation, technical evaluation, drilling programs, and resource-growth initiatives across the Company's project portfolio. His appointment supports the Company's renewed focus on advancing the South Mountain Project in southern Idaho, an advanced-stage polymetallic asset with silver, zinc, gold, copper, and lead mineralization, as well as evaluating broader district-scale exploration opportunities.

"We are pleased to welcome Steve to his new leadership role," said Eric T. Jones, President and Chief Executive Officer of Thunder Mountain Gold. "Steve's technical experience and exploration background will be important as we continue to advance South Mountain and pursue opportunities to expand the Company's mineral resource base. On behalf of the Board and the Company, I want to thank Ron Espell for his service as Chief Operating Officer. Ron contributed meaningful operational, environmental, and permitting insight during an important period for Thunder Mountain Gold, and we wish him continued success in his future endeavors."

Dr. Osterberg added, "I appreciate the opportunity to join Thunder Mountain in leading the exploration at South Mountain on a truly exciting project. The project is rare and compelling with district-scale potential for both new discoveries of silver-zinc massive sulfide mineralization, and for copper- gold. I look forward to building on the team's strong technical foundation towards discovery."

South Mountain Positioned as a U.S. Critical and Precious Metals Growth Asset

The South Mountain Mine is a polymetallic development project containing high-grade zinc, silver, gold, copper, and lead mineralization on private land approximately 70 miles southwest of Boise, Idaho. The project includes a long history of mining, more than 8,000 feet of historic underground workings, and approximately 4,000 feet of rehabilitated MSHA-compliant underground development. Thunder Mountain Gold has advanced the project since 2007 and invested approximately US$25 million to date. The Company's expanded land position now totals approximately 13,061 acres, or roughly twenty square miles, following the purchase of 113 acres of private land contiguous with the main historic mine area, the staking of 423 mineral lode claims on adjoining BLM lands totaling approximately 8,200 acres, and a lease covering an additional 1,073 acres of private land in and around the project area.

Website:www.thundermountaingold.com
OTCQB: THMG | TSX-V: THM

This growing land package, combined with established infrastructure, historical production, a defined mineral resource, and multiple new exploration targets, positions South Mountain as a compelling U.S.-based critical and precious metals opportunity.

Technical Data in this Release

The technical information in this news release was reviewed and approved by Steven A. Osterberg, Ph.D., P.G., Q.P. consulting geologist, and is a "Qualified Person" as defined by the U.S. S-K 1300 regulations and National Instrument 43-101 standards.

Regarding Thunder Mountain Gold, Inc.

Thunder Mountain Gold Inc., founded in 1935, is a junior exploration company focused on advancing base and precious metals assets in the western United States. The Company's principal asset is the South Mountain Mine, a historic former Anaconda Copper Company development of zinc, silver, gold, lead, and copper located on private land in Owyhee County, Idaho. Thunder Mountain Gold also owns 100% of the Trout Creek Project, a gold exploration asset in Nevada adjacent to and surrounded by Nevada Gold Mines, a Barrick-Newmont joint venture. With a growing land position, established project infrastructure, and exposure to both critical and precious metals, Thunder Mountain Gold offers investors leverage to exploration success in premier U.S. mining jurisdictions. For more information, please visit the Company's website at www.Thundermountaingold.com, www.SEC.gov, and www.sedarplus.ca.

Cautionary Note to Investors

This news release is intended for release in the United States only. Neither the TSX Venture Exchange, the OTCQB, nor either of its Regulation Services Provider accepts responsibility for the adequacy or accuracy of this release.

For further information, please contact:

Thunder Mountain Gold, Inc.

Eric T. Jones

President and Chief Executive Officer

Eric@thundermountaingold.com

Office: (208) 658-1037